                                                                    EXHIBIT 23.5

The Board of Directors
American Tower Corporation

We consent to the use of our report dated January 23, 1998, related to the consolidated financial statements of American Tower Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, and the reference to our firm under the heading "Experts" incorporated in this Registration Statement filed pursuant to Rule 462(b) from the Registration Statement No. 333-70881 of American Tower Corporation.

                                          /s/ KPMG LLP

Houston, Texas
February 3, 1999